Exhibit 10.4

English Translation

Intellectual Property Right Transfer, Non-competition and Confidentiality Agreement

THIS AGREEMENT is entered into by and between:

Beijing Perfect World Network Technology Co., Ltd. (hereinafter referred to as “the Company”)

Domicile:

AND

                     (hereinafter referred to as “the Founder”)

ID Card No.:

Address:

The Founder, as the Company’s beneficial shareholder, holds the Company’s equity interest indirectly. In order to define the ownership of the Creative Results (as defined below) that may be understood or created by the Founder during his/her indirect holding of the Company’s equity interest and specify the other matters relating to and in connection with intellectual property rights and confidentiality, the Company and the Founder hereby agree to enter into this Agreement.

1. Definitions

In this Agreement,

“Company’s Business” shall mean internet information service business (except news, publication, education, medical and healthcare, medicine, medical instruments and BBS), technology import and export and agency import and export, as well as other businesses undertaken by the Group or the Company (whether related or unrelated thereto), including, but not limited to, any and all actual or prospective researches and developments of the Company.

“Company-owned Results” shall mean the Creative Results as well as all other Results to be transferred to the Company or the Group according to Article 3.2 hereof.

“Copyright” shall have the meaning as specified in the Copyright Law of the People’s Republic of China and Regulations on the Protection of Computer Software.

“Results” shall mean all patentable or unpatentable inventions, discoveries, designs, procedures, formulas, innovations, developments and improvements, copyrightable or uncopyrightable works (including, without limitation, computer software, articles, reports, graphs, drawings, blueprints, advertisings, marketing materials, identifications, etc.), technical know-how and trade secrets.

“Creative Results” shall mean any and all the Results that are conceived, created, developed, implemented or presented in any tangible form by the Founder independently or together with others during his/her indirect holding of the Company’s equity interest (including any time of indirect holding prior to the date of this Agreement), provided that they meet at least one of the following two conditions:

English Translation

(1) relate to Company’s Business in any respect, including, but not limited to: (a) software development information, including, without limitation: user’s requirement analysis, general design scheme, development plan, algorithm model, organization structure, handling processes, test results as well as the publicly unavailable documents describing the above development information (e.g. feasibility study report, requirement specifications, preliminary design description, detailed design description, test report, instruction manual and development progress report); (b) list of source programs of computer software; (c) any and all knowledge results arising from project development, including, without limitation: literal description, story creation, concept art setting, model, collage and materials, action, animation, audio, video, etc, whether in-process or final product; (d) some unknown or almost unknown techniques, usages or solutions of the inventions, improvements or discoveries of software development project; (e) source codes of computer software, etc;

(2) to be service works, service inventions or other service technical results as stipulated in applicable laws and regulations.

“Group” shall mean the Company and the entities which directly or indirectly control and are controlled by the Company; “Affiliate” shall mean any of the above entities.

2. Disclosure

The Founder agrees that once Creative Results are generated, he/she will forthwith (but, in any event, no later than thirty (30) days after Creative Results are generated) make full disclosure to the Company in the form as specified by the Company.

3. Right, Title and Interest to and in the Results

3.1 All Creative Results shall be and remain the exclusive property of the Company, and all Copyrights of the Creative Results, all patent application rights and registered patent rights of the Creative Results as well as all other industrial and intellectual property rights of the Creative Results throughout the world shall belong to the Company.

3.2 As for the Results over which the Founder has any right and interest (including title and other rights and interests) during the indirect holding of the Company’s equity interest, the Founder hereby agrees to transfer such right and interest to the Company. The Founder hereby represents and warrants that all the Results over which the Founder has any right and interest shall be applied to this Agreement. The Founder hereby agrees to exempt the Company, its successor, transferee, affiliate, licensee, director, Founder and agent (hereinafter collectively referred to as “Interested Persons”) from their responsibility for the Founder due to use or disclosure of the Results by the Company or any of its Interested Persons.

3.3 Notwithstanding the provisions in Article 3.2 hereof, the Company shall not require the Founder to transfer any Results to the Company if there are written evidences proving that they:

(1) are created by the Founder within his/her personal time without using Company’s equipment, articles, facilities or trade secrets;

(2) are unrelated to Company’s Business in any respect; and

English Translation

(3) are not generated when the Founder fulfills any work for the Company.

Subject to a duty of confidentiality on the part of the Company, the Founder shall disclose to the Company any and all Results which, at his/her own discretion, are his/her property and not covered by this Agreement, as well as the documentary evidences as may be reasonably required by the Company, whether such Results are developed by the Founder independently or together with others, before or during his/her indirect holding of the Company’s equity interest.

3.4 The Founder further agrees that unless otherwise provided for herein or consented to by the Company in writing, the Founder has no right to, directly or indirectly:

(1) reproduce, change, modify, translate, produce, market, publish (release), distribute, sell, license or sublicense, transfer, lease, transmit, disseminate, display or use Company-owned Results, any portion thereof or any form of copies;

(2) make derivatives of Company-owned Results, any portion thereof or any form of copies, provide an electronic access to or reading of them or store them in computer storage;

(3) apply for (or apply to register) the Company-owned Results or any patent right, Copyright, trademark or other industrial or intellectual property right thereof in China or other countries and regions; and

(4) cause others to do any of the foregoing acts.

3.5 If several rights of the Company-owned Results (hereinafter referred to as “the Rights”) must belong to the Founder and both parties are prohibited from agreeing upon the ownership under any applicable laws and regulations, both parties agree as follows:

(1) Where the Rights are transferable in whole or in part under applicable laws and regulations, the Founder shall transfer the Rights to the Company to the maximum extent possible;

(2) If, according to applicable laws and regulations, the Founder cannot transfer all or part of the Rights to the Company or such transfer must be subject to the approval of, but not approved by, government department, the Founder hereby automatically licenses the nontransferable portion of the Rights to the Company so that the Company and its successor may have all the use rights and implementation rights of the Company-owned Results (along with their modifications and derivatives). The right license as set forth in this paragraph (2) shall on a royalty-free, irrevocable, exclusive (excluding the Founder and all third parties), worldwide and transferable basis, and the Company also has the right of sublicensing;

(3) Without a prior written consent from the Company, the Founder agrees not to exercise the rights that cannot be transferred or licensed to the Company according to Paragraph (1) or (2) hereof (including, but not limited to, the right of authorship and other “personal rights” of the Company-owned Results”).

3.6 The Founder agrees that any and all Results disclosed by the Founder to any third party or stated in the patent or Copyright applications made by or on behalf of the Founder within one (1) year following the termination of indirect holding are regarded as Company-owned Results according to the terms and conditions of this Agreement, unless the Founder proves that these Results are conceived, created or developed after the termination of employment relationship and implemented or presented in a tangible form for the first time.

English Translation

4. Confidentiality

4.1 The Founder undertakes to only use the technical information (e.g. methodology, technical know-how, formulas, composition, procedures, discoveries, machines, models, devices, specifications, inventions, computer programs, research projects or similar projects), business information (e.g. the information regarding costs, profits, purchases, markets, sales or customer list), information concerning future development (e.g. R & D or future marketing or promotion plans) as well as other secrets or proprietary information or data, which are provided by the Company to the Founder or given an access to the Founder in the course of his/her employment with the Company (hereinafter collectively referred to as “Confidential Information”) to perform the work tasks assigned by the Company, not to apply the Confidential Information for any other purpose and immediately return all Confidential Information and copies thereof to the Company at Company’s request. The Founder further agrees not to disclose or communicate any Confidential Information to any third party without a prior written consent from the Company.

4.2 Any and all records, computer programs, computer-stored information, computer floppy disks and other media, documents, drawings, sketches, blueprints, manuals, correspondences, notes, notebooks, reports, memoranda, customer list, other documents, equipment, etc relating to or in connection with Company’s Business in any respect, whether drafted by the Founder or not, shall be and remain the sole property of the Company, and shall not be taken out of Company’s premises without its prior written consent. The Founder shall not copy such information or data without permission. Upon termination of employment relationship or at Company’s other request, the Founder shall forthwith return to the Company all such information or data and their copies and excerpts that are in a tangible form. The Founder agrees not to make or retain copies of such information and data and further agrees to provide a letter of confirmation to the Company upon termination of employment relationship or at Company’s other request.

4.3 After a specific software product of the Company is finalized, all the Founders involved in the development of this software shall, within three (3) days thereafter, deliver the source codes in their own possession to Company’s custodian so that backups are made of all source codes by the custodian. Backups will be sealed up after they pass the inspection. Besides, all the Founders involved in software development shall thoroughly delete all source codes from their hard disks. Without the written consent of Company’s Chief Technology Officer, no Founder shall use source code backups. Where source codes need to be borrowed for work needs, a written application explaining the purpose shall be made to Company’s Chief Technology Officer for approval and upon approval, borrowing procedures shall be handled with the custodian. The Founder borrowing source codes shall use them within specified scope and return them within specified time and no copy shall be made of source codes without permission.

4.4 The Founder agrees to obtain Company’s written consent before publishing, in writing or orally, any information concerning Company’s business, customers, suppliers, Founders, shareholders, directors or officers. The Founder acknowledges that the Company is entitled to decide whether or not to publish such information, and does not undertake any responsibility for the Founder when the Company exercises such right.

4.5 The obligations of the Founder under Article 4 shall survive the expiry or termination of this Agreement and the termination of indirect holding between the Company and the Founder.

English Translation

5. Non-competition

5.1 Except with the prior written consent of the Board of Directors, during the Founder’s indirect holding of the Company’s equity interest and within two (2) years after the date of the Founder’s ceasing of holding any equity interest of the Group for whatsoever reason as negotiated and agreed by and between the Company and the Founder, (or if the date of the Founder’s ceasing of holding any equity interest of the Group is different from the separation date as a director, the later date is “Holding Ceased Date”), the Founder shall not (nor shall his/her relevant person) be directly or directly, engaged or involved in any business competitive with or similar to Company’s Business in any respect, provided, however, that this does not affect the Founder’s holding of the stocks listed for trading on any stock market (directly or through assignee) and such holding does not exceed 1% of any type of stocks or shares issued by any single company, whose limitation shall not apply to the holding of Company’s stocks or other securities.

5.2 The Founder undertakes to the Company that:

(1) during the direct or indirect holding of the Company’s or any other Affiliate’s equity interest, he/she will devote all the time and energy to Group’s business, make best efforts to develop business and increase interests for the Group and not get involved in any other (competitive or otherwise) business;

(2) As from the date of the Founder’s ceasing of holding any equity interest of the Group for whatsoever reason, where the Company may otherwise negotiate and agree with the Founder, within two (2) years thereafter (or if the date of the Founder’s ceasing of holding any equity interest of the Group is different from the separation date as a director, the later date is “Holding Ceased Date”), whether for himself/herself or on behalf of any other individual or company, he/she shall not:

(a) as far as any business of the Group is concerned abet, solicit or attempt to entice any important, at any time within two (2) years after holding ceased, customer, client, supplier, agent, distributor or Founder (except low-level Founder) of any Affiliate, any individual of the consultant or any company known by him/her away from any Affiliate;

(b) attempt to interfere with the continuity of goods or services supplied to any Affiliate or disrupt the conditions of any such supply;

(c) as the Founder of any principal, agent, shareholder, partner or any other person implement, carry out, participate in or get involved in any business or activity of selling or supplying products or services to the customers within the People’s Republic of China, Hong Kong, Taiwan and any other region where such sales or supplies are made by the Affiliate within relevant time, which is competitive with the business undertaken by the Affiliate currently or within 12 months before the Holding Ceased Date. The Founder hereby agrees and acknowledges that his/her right to any economic compensation under this Paragraph (if any) is already included in the salary paid or payable by the Company to him/her according to the provisions of this Agreement as well as the compensation as set out in Article 5.4 hereof and confirms that he/she has no right to make any claim against the Company by reason of this Paragraph.

(d) other than within the process of business of any Affiliate, use or allow any third party to use any name, logo or other intellectual property rights used by such Affiliate, or any name or logo that is likely to be confusing with the name, logo or other intellectual property rights of such Affiliate.

English Translation

(3) As from the Holding Ceased Date, the Founder shall not state that he/she:

(a) is an Founder or director of the Affiliate or entitled to act in the name of the Affiliate; or

(b) except for any shares of the Company held by him/her, has an interest in the business or affair of any Affiliate.

(4) unless to the extent being reasonable and necessary to perform his/her duties to the Affiliate, during his employment as an Founder, director or shareholder or the duration of his/her interest relations with the Affiliate or at any time thereafter, he/she will not, directly or indirectly, use, disclose or exchange with any other person the matter, business, method, process, system, plan or R & D of the Affiliate or any information of its customers, clients or suppliers, as well as other information that is reasonably deemed as confidential information of the Affiliate or its customers, clients or suppliers (but excluding the information that is required to be disclosed by law or is available to the public without his/her fault within relevant time), and make his/her best endeavors to prevent the publication or disclosure of any such information by any third party.

(5) any extension, development or advancement of any business activity or appropriate opportunity provided to him/her shall be implemented by the Company or its wholly owned subsidiary, unless the Company agrees otherwise.

5.3 Articles 5.1 and 5.2(1) to 5.2(5) shall be deemed to constitute separate undertakings and construed independently. Thus, if any of the above undertakings is held invalid and will not be held invalid by deleting some contents or alleviating or modifying their extent, such undertaking shall be changed to the extent being necessary to make it valid or enforceable.

5.4 The Company and the Founder agree that though the above trade secrets, customer relationships and other rights and interests are the lawful rights and interests of the Company, the Company will make appropriate compensation to the Founder with respect to the losses as may be caused to the Founder due to the non-competition obligations under this Agreement that survive the separation with the Company. Within the term when the Founder assumes the non-competition obligations, the Company undertakes to pay an annual compensation to the Founder, whose amount shall be agreed by and between the Company and the Founder when they negotiate the obligations under Section 5.2 hereof to be assumed by the Founder after the Holding Ceased Date and the amount to be agreed shall comply with the current laws and regulations.

6. Other Undertakings

6.1 The Founder hereby represents and warrants to the Company that he/she has not reached any agreement with others which may prevent him/her from fully complying with the terms and conditions of this Agreement.

6.2 The Founder hereby represents and warrants to the Company that without the written consent of his/her ex-employer, he/she has not taken and will not take any proprietary or confidential information of such ex-employer into his/her work and will not use such information to fulfill the work of the Company. The Founder agrees not to disclose to the Company any trade secret of his/her

English Translation

ex-employer. The Founder further represents and warrants to the Company that his/her indirect holding of the Company’s equity interest will not result in his/her failure of performing the obligations towards any other person or disclosure of any secrets of any other person.

6.3 If, under applicable laws and regulations, this Agreement shall become effective only after approval, registration or other procedures are handled, or approval or other procedures shall be handled for the Founder to perform the obligations under this Agreement, the Founder undertakes to assist the Company in handling relevant procedures and to sign any and all necessary documents.

6.4 the Founder undertakes to render all assistances required by the Company free of charge during the indirect holding of the Company’s equity interest and thereafter (but actual costs shall be reimbursed by the Company) so as to protect the Company’s right, title and interest to and in Company-owned Results, including, but not limited to, signing the necessary documents and bearing witness, if necessary, during Company’s application for or maintenance of any patent right or copyright or in the course of any judicial or legal proceedings of the Company relating to any Company-owned Results throughout the world.

7. Defaulting Liabilities

Where Party B is in breach of the provisions of this Agreement, Party B shall compensate all losses thus incurred to Party A and bear any and all legal responsibilities arising therefrom.

8. Miscellaneous

8.1 This Agreement shall be governed by the laws of the People’s Republic of China. Any dispute arising out of or from or in connection with this Agreement shall be first settled through friendly negotiations. Should no settlement can be reached within thirty (30) days after either party gives a written notice of negotiations to the other party, either party may directly bring a lawsuit with the people’s court of competent jurisdiction.

8.2 If any provision of this Agreement is held invalid, the remaining provisions shall remain valid.

8.3 This Agreement shall bind upon and inure to the benefit of both parties and their respective successors and assignees.

8.4 No amendment to or modification of this Agreement shall of any force or effect unless reduced to writing and signed by both parties.

8.5 This Agreement constitutes the entire agreement between both parties with respect to the subject matter hereof and substitutes any and all prior negotiations and agreements between both parties with respect to the subject matter hereof.

IN WITNESS WHEREOF, both parties have executed this Agreement on and as of                     .

[No text below. Execution page of this Intellectual Property Rights Transfer, Non-competition and Confidentiality Agreement]

English Translation

Beijing Perfect World Network Technology Co., Ltd. (Seal)	Founder

By: [Seal: Beijing Perfect World Network Technology Co., Ltd.]	By:

Name:	/s/

Title:

Schedule

Founders:	Date of Execution
Chi Yufeng	September 6, 2006

Su Huan	September 6, 2006

Chen Furui	September 6, 2006